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                                                                     EXHIBIT 5.1

                          [Letterhead of Jones Vargas]


January 20, 2004

JAG Media Holdings, Inc.
6865 SW 18th Street, Suite B13
Boca Raton, FL 33433

Re: JAG Media Holdings, Inc. -- Registration Statement on Form SB-2 in respect of 1,445,942 Shares of Class A Common Stock, par value $0.00001 per share
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Ladies and Gentlemen:

         We have acted as special Nevada counsel to JAG Media Holdings, Inc., a Nevada corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the offer and sale of up to 1,445,942 shares (the "Shares") of the Company's Class A Common Stock, par value $0.00001 per share, (i) 1,282,675 shares of which may be offered for sale from time to time by Bay Point Investment Partners LLC ("Bay Point"), pursuant to a Subscription Agreement between the Company and Bay Point effective as of June 19, 2003 ("Bay Point Subscription Agreement"),
(ii) 128,267 shares of which may be offered for sale from time to time by RMC 1 Capital Markets, Inc. ("RMC"), pursuant to a Placement Agent Agreement between the Company and RMC effective as of June 19, 2003 ("RMC Placement Agent Agreement"), and (iii) 35,000 shares of which may be offered for sale from time to time by Kuekenhof Equity Fund L.P. ("Kuekenhof"), pursuant to a Subscription Agreement between the Company and Kuekenhof effective as of September 25, 2003 ("Kuekenhof Subscription Agreement").

         In our capacity as such counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares, the Bay Point Subscription Agreement, the RMC Placement Agent Agreement, and the Kuekenhof Subscription Agreement. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of such documents, corporate records and other instruments, and have obtained such certificates and other representations and assurances, as we have deemed necessary or appropriate for the purposes of this opinion.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons executing such documents and the authenticity and conformity to original documents of documents submitted to us as certified, photostatic, facsimile or electronically transmitted copies.

         Based upon the foregoing and the proceedings taken by the Company referred to above, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         Our opinion herein is limited to the effect on the subject transactions of the laws of the State of Nevada as in effect on the date hereof. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein.

                                              Very truly yours,


                                              Jones Vargas